UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

(Amendment No. 1)

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

PARLUX FRAGRANCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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PARLUX FRAGRANCES, INC.

5900 N. Andrews Avenue, Suite 500

Fort Lauderdale, FL 33309

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of Parlux Fragrances, Inc. for the fiscal year ended March 31, 2011, will be held at The Westin Fort Lauderdale, 400 Corporate Drive, Executive Room, 2nd Floor, Fort Lauderdale, FL 33334, on Wednesday, February 29, 2012, at 11:00 a.m. Eastern Time for the following purposes as set forth in the accompanying Proxy Statement:

1.

To elect directors to a term of office expiring at the Annual Meeting of Stockholders for the fiscal year ending March 31, 2012 or until their respective successors are duly elected and qualified;

2.

To ratify the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2012; and

3.

To transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.

Holders of record of our common stock at the close of business on Friday, January 20, 2012, will be entitled to vote at the annual meeting or any postponement or adjournment of the annual meeting.

By Order of the Board of Directors,

Frederick E. Purches
Chairman and Chief Executive Officer

Dated: January 27, 2012

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON FEBRUARY 29, 2012:

The accompanying proxy statement and the 2011 Annual Report are available at
http://www.parlux.com

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the annual meeting, please sign and date the enclosed proxy and return it in the envelope provided. Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted and if present at the meeting may withdraw it and vote in person. Attendance at the annual meeting is limited to stockholders, their proxies and our invited guests.

TABLE OF CONTENTS

Page

PURPOSES OF THE MEETING	1
VOTING SECURITIES; PROXIES; REQUIRED VOTE	1
Voting Securities	1
Proxies	1
Required Vote	2
PROPOSAL NO. 1: NOMINEES FOR ELECTION AS DIRECTORS	3
EXECUTIVE OFFICERS	6
CORPORATE GOVERNANCE	6
Board of Director Meetings	6
Board of Director Independence	6
Board Leadership Structure	6
Committees of the Board of Directors	7
Risk Management	8
Code of Ethics	8
Communications with the Board of Directors	8
EXECUTIVE COMPENSATION	9
Compensation Discussion and Analysis	9
Executive Compensation Program Objectives and Overview	9
Role of Executive Officers in Compensation Decisions	10
Current Executive Compensation Program Elements	10
Compensation Deductible under Section 162(m) of the Internal Revenue Code	12
Compensation Committee Report	12
Compensation Committee Interlocks and Insider Participation	12
Compensation of Named Executive Officers	13
Grants of Plan-Based Awards	13
Outstanding Equity Awards at Fiscal 2011 Year-End	14
Option Exercises and Stock Vested	14
EMPLOYMENT AGREEMENTS	15
PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL	17
DIRECTOR COMPENSATION	20

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TABLE OF CONTENTS

(continued)

Page

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS	21
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	23
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	24
PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	25
AUDIT COMMITTEE REPORT	25
EXPENSE OF SOLICITATION	26
NO INCORPORATION BY REFERENCE	26
PROPOSALS OF STOCKHOLDERS FOR 2012 ANNUAL MEETING	26
FINANCIAL STATEMENTS	26
HOUSEHOLDING	27
OTHER MATTERS	27

ii

PARLUX FRAGRANCES, INC.

5900 N. Andrews Avenue, Suite 500

Fort Lauderdale, FL 33309

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PROXY STATEMENT

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FOR THE ANNUAL MEETING OF STOCKHOLDERS OF PARLUX FRAGRANCES, INC.

FOR THE FISCAL YEAR ENDED MARCH 31, 2011

TO BE HELD FEBRUARY 29, 2012

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation by the Board of Directors of Parlux Fragrances, Inc. (the “Company”) of proxies to be voted at the annual meeting of stockholders (the “Annual Meeting”) of the Company to be held at The Westin Fort Lauderdale, 400 Corporate Drive, Executive Room, 2nd Floor, Fort Lauderdale, FL 33334, on Wednesday, February 29, 2012, at 11:00 a.m. Eastern Time or at any postponement or adjournment thereof. It is anticipated that the Proxy Statement and the form of proxy will be mailed on or about January 30, 2012 to stockholders as of the Record Date, as defined below.

PURPOSES OF THE MEETING

At the Annual Meeting, our stockholders will consider and vote upon the following matters:

1.

To elect directors to a term of office expiring at the Annual Meeting of Stockholders for the fiscal year ending March 31, 2012 or until their respective successors are duly elected and qualified;

2.

To ratify the appointment of Marcum LLP (“Marcum”) as our independent registered public accounting firm for the fiscal year ending March 31, 2012; and

3.

To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Directions to Annual Meeting of Stockholders

If you require directions to the Annual Meeting, you may contact the Office of our Corporate Secretary by calling (954) 316-9008 or visit our website at www.parlux.com

VOTING SECURITIES; PROXIES; REQUIRED VOTE

Voting Securities

The Board of Directors has fixed the close of business on Friday, January 20, 2012 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, we had outstanding 20,759,362 shares of Common Stock par value $0.01 per share (the “Common Stock”), excluding treasury shares. Only the holders of Common Stock on the Record Date are entitled to notice of, and to vote at, the Annual Meeting. Holders of Common Stock are entitled to one vote per share.

Proxies

Messrs. Frederick E. Purches and Raymond J. Balsys, the persons named as proxy on the proxy card accompanying this Proxy Statement, were selected by the Board of Directors to serve in such capacity. Mr. Purches is the Chairman of the Board of Directors and Chief Executive Officer of the Company and Mr. Balsys is the Chief Financial Officer of the Company. Each executed and returned proxy will be voted in accordance with the directions indicated thereon, or if no direction is indicated, such proxy will be voted in accordance with the recommendations of the Board of Directors contained in this Proxy Statement with respect to proposals 1 and 2, or in accordance with the recommendation of the Board of Directors within their discretion if any additional matters are properly presented for a vote at the Annual Meeting or any postponement or adjournment thereof.

Each stockholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by the Corporate Secretary of the Company of either (i) an instrument revoking the proxy or (ii) a duly executed proxy bearing a later date. The Corporate Secretary of the Company may be contacted by mail at: Parlux Fragrances, Inc., Attn: The Corporate Secretary, 5900 N. Andrews Avenue, Suite 500, Fort Lauderdale, Florida 33309 or by telephone at: (954) 316-9008. Additionally, a stockholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting.

Required Vote

The holders of at least a majority of the outstanding shares of Common Stock entitled to vote, represented in person or by proxy, will constitute a quorum at the Annual Meeting. At the Annual Meeting, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote thereon. At the Annual Meeting, the affirmative vote of a majority of the Common Stock present in person or represented by proxy and entitled to vote thereon is required to ratify the appointment of Marcum and transact any other business properly coming before the Annual Meeting, unless such matter is one for which a greater vote is required by law or by our Certificate of Incorporation or Bylaws.

The election inspector appointed for the meeting will tabulate the votes cast in person or by proxy and will determine whether or not a quorum is present at the Annual Meeting. The election inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for the purposes of determining the approval of any matter submitted to the stockholders for a vote. As a result, abstentions will have no effect on the elections of directors or the ratification of the appointment of Marcum.

“Broker non-votes” occur when a broker, bank or other nominee who holds shares in “street name” for a beneficial owner does not have discretionary authority to vote on a matter and has not received instructions on how to vote from the beneficial owner of the shares. Under recent New York Stock Exchange (“NYSE”) rule changes, a broker does not have the discretion to vote on the election of directors as it is not considered a “routine matter”. As a result, any broker that is a member of the NYSE will not have the discretion to vote on the election of directors. “Broker non-votes” will have no effect on the election of directors.  Brokers are, however, permitted to vote shares held in street name for a beneficial owner in the absence of receiving voting instructions with respect to the ratification of the appointment of Marcum as our independent registered public accounting firm for the fiscal year ending March 31, 2012 as this is considered a “routine matter.”

PROPOSAL NO. 1:

NOMINEES FOR ELECTION AS DIRECTORS

The Board of Directors currently consists of five (5) members. Each of our current directors was elected by the stockholders of the Company at the annual meeting of stockholders for the fiscal year ended March 31, 2010. Upon recommendation of the Nominating Committee, the Board of Directors appointed Mr. Purches to the position of Chairman of the Board of Directors, effective January 25, 2010. Messrs. D’Agostino and Mitzman were appointed to the Board of Directors on February 6, 2007, in accordance with the terms of a settlement agreement reached by the parties to resolve a Consent Solicitation filed with the Securities and Exchange Commission (the “SEC”) by Mr. Glenn Nussdorf, a holder of approximately 12% of the shares of the Company at that time (and approximately 9.9% of the shares outstanding on the Record Date). Messrs. D’Agostino and Mitzman were elected directors by the stockholders of the Company at the annual meeting of stockholders for the fiscal year ended March 31, 2007 and were re-elected at annual meetings of stockholders for the fiscal years ended March 31, 2008, March 31, 2009 and March 31, 2010.

Upon recommendation of the Nominating Committee, the Board of Directors has designated the five (5) persons named below as nominees for election as directors, for a term expiring at the annual meeting of stockholders for the fiscal year ending March 31, 2012 or until their respective successors are duly elected and qualified. Each of the nominees has indicated that he or she is willing and able to serve as a director. If before the Annual Meeting any nominee becomes unavailable to serve, an event which is not anticipated by the Board of Directors, the proxies instructing a vote for that nominee will be voted for the election of a substitute nominee designated by the Board of Directors. At the Annual Meeting, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote for the election of directors. It is the intention of the persons named in the enclosed form of proxy to vote the proxies they receive for the election of the nominees named below, unless a particular proxy withholds authorization to do so or provides other contrary instructions and excluding broker non-votes, as discussed above.

Information concerning our current directors, as of the Record Date, all of whom have been nominated for election at the Annual Meeting, is set forth below. There are no family relationships between any of our executive officers or directors.

Name	Age	Position
Frederick E. Purches	73	Chairman of the Board of Directors and Chief Executive Officer
Anthony D’Agostino	53	Independent Director
Esther Egozi Choukroun	49	Independent Director
Glenn Gopman	56	Independent Director
Robert Mitzman	56	Independent Director

Frederick E. Purches was appointed Chairman of the Board of Directors and Chief Executive Officer in January 2010. Mr. Purches founded the Company in 1984, and served from 1984 until 2010 in a variety of capacities for the Company, including as the Chairman of the Board of Directors and Vice Chairman of the Board of Directors. Mr. Purches has been engaged in the cosmetic and fragrance business for over 40 years, including in various executive capacities with Helena Rubinstein/Armani, Inc. and Revlon, Inc. During the fifteen years prior to January 2010, Mr. Purches served as a consultant to the Company through Cosmix, Inc., a private company controlled by Mr. Purches.

Mr. Purches possesses extensive executive and operational experience in the cosmetic and fragrance industry, including as founder of the Company and in executive roles with other major cosmetic companies, which allows the Board of Directors and the Company to benefit from his key leadership, knowledge and guidance in the areas of Company history, strategic planning, branding and marketing, business development, retail sales and distribution. We believe these professional and other experiences, as well as his prior service as a director, qualify him to continue to serve on the Company’s Board of Directors.

Anthony D’Agostino, a Certified Public Accountant, has served as an independent director of the Company since February 2007 and, as of April 2007, was appointed Chairman of the Audit Committee and a member of the Compensation, Independent, and Nominating Committees. Currently, Mr. D’Agostino is an audit manager with Sauvigne & Company, LLP, a Manhattan based CPA firm that he joined in December of 2007. He has been a consultant, assisting the chief financial officers and boards of directors of private and public companies, including Quality King Distributors, Inc., with compliance issues under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and various transactions since 2004. From 2003 to 2004, Mr. D’Agostino served as the Vice President of Finance and Chief Financial Officer of CPI Aerostructures, Inc., a defense contractor. From 2002 to 2003, Mr. D’Agostino served as the Vice President of Finance and Chief Financial Officer of American Patriot Apparel Corporation, a start-up not-for-profit organization. From 2000 to 2002, he served as Senior Vice President of Finance and Chief Financial Officer of Softheon, Inc., a software start-up company.

Mr. D’Agostino possesses extensive accounting and finance experience as an audit manager, Chief Financial Officer and Sarbanes-Oxley consultant, which allows the Board of Directors and the Company to benefit from his expertise as an audit committee financial expert, accounting and financial guidance generally, and corporate governance and compliance insights relating to Sarbanes-Oxley. We believe these professional and other experiences, as well as his prior service as a director, qualify him to continue to serve on the Company’s Board of Directors.

Esther Egozi Choukroun, has served as an independent director of the Company since October 2000, and has served as Chairman and/or as a member of various committees during that time. As of April 2007, she became Chairman of the Nominating Committee, and a member of the Audit and Independent Committees. Since January 2007, Ms. Egozi Choukroun has been the Chief Financial Officer of Flagler Investment, LLC, a privately held real estate investment company specializing in the acquisition, development and management of commercial properties in the Southeast United States. In addition, since 2007 she is a Managing Member and the CFO of PIX Holdings, LLC, a Miami-based real estate advisory and consulting firm created in 1995 operating in South Florida and the Caribbean. From 2002 through 2006, Ms. Egozi Choukroun was the Executive Vice President and Chief Financial Officer of PIX Latin America Investments Corporation, a full service real estate company operating in Florida and Latin America. Ms. Egozi Choukroun was employed by Banque Nationale de Paris, Miami, from 1984 through 1996, and was Senior Vice President and Deputy General Manager from 1988 through 1996. From 1997 through 1999, she was Director of International Philanthropy at the Mount Sinai Medical Center Foundation, and through 2002 was Executive Director of the Women’s International Zionist Organization for Florida. Ms. Egozi Choukroun currently serves as a member of the Advisory Board of the Scott Rakow Youth Center, which is run by the Parks and Recreation Department of the City of Miami Beach.

Ms. Egozi Choukroun possesses extensive executive and financial experience as a Managing Member, Chief Financial Officer and Senior Vice President, which allows the Board of Directors and the Company to benefit from her valuable experience in the areas of senior management and corporate finance, including raising equity and debt structuring for complex real estate transactions, as well as extensive experience in the banking sector. We believe these professional and other experiences, as well as her prior service as a director, qualify her to continue to serve on the Company’s Board of Directors.

Glenn H. Gopman, a Certified Public Accountant, has served as an independent director of the Company since October 1995, and has served as Chairman and/or as a member of various committees during that time. As of April 2007, he became Chairman of the Compensation and Independent Committees, and a member of the Audit Committee. Since 2003, Mr. Gopman has owned and operated an independent certified public accounting practice. He is presently a principal shareholder in the public accounting firm of Levi & Gopman, P.A. Until 2002, he was a partner in the public accounting firm of Rachlin Cohen & Holtz LLP. Prior to that, Mr. Gopman was a principal stockholder in the public accounting firm of Thaw, Gopman and Associates, P.A. He is a member of the American and Florida Institutes of Certified Public Accountants. Mr. Gopman has been appointed to the F.I.C.P.A. Management of Accounting Practice 2011/2012 Section Steering Committee. Mr. Gopman presently serves as Chairman of the Citizen’s Oversight Committee under the Inter-Local Agreement on School Facilities Planning in Miami-Dade County. He is also an officer and director of The Hebrew Free Loan Association of South Florida, Inc. and the Miami Beach Senior High School Alumni Association, both of which are non-profit organizations.

Mr. Gopman possesses extensive accounting experience as a Certified Public Accountant practicing in the area of public accounting, which allows the Board of Directors and the Company to benefit from his valuable experience counseling companies with respect to the implementation and impact of accounting policies, and the use of management judgment and estimates regarding such accounting policies. We believe these professional and other experiences, as well as his prior service as a director, qualify him to continue to serve on the Company’s Board of Directors.

Robert Mitzman, has served as an independent director of the Company since February 2007, and, as of April 2007, became a member of the Audit, Compensation, Independent and Nominating Committees. Since 1981, he has served as President and Chief Executive Officer of Quick International Courier, a privately held courier company, with over 600 employees and over 4,000 agents and worldwide offices. Mr. Mitzman currently serves on the board of directors of Esquire Bank Corp. He was previously a member of Young Presidents Organization and served on the board of directors of Orbit International Corp. until December 2008.

Mr. Mitzman possesses extensive executive experience as a Chief Executive Officer, which allows the Board of Directors and the Company to benefit from his important business and leadership experience, including leading an organization with global operations, experience in the human resources area managing a numerous and diverse pool of employees, and growing a business while managing the proper allocation of resources and cost structure. We believe these professional and other experiences, as well as his prior service as a director, qualify him to continue to serve on the Company’s Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE.

EXECUTIVE OFFICERS

The following table sets forth certain information, as of the Record Date, with respect to our current executive officers.

Name	Age	Position
Frederick E. Purches	73	Chairman of the Board of Directors and Chief Executive Officer
Frank A. Buttacavoli	56	Executive Vice President and Chief Operating Officer
Raymond J. Balsys	55	Senior Vice President and Chief Financial Officer

The following additional information is provided for our executive officers who are not directors.

Frank A. Buttacavoli, a Certified Public Accountant, served as Vice President and Chief Financial Officer of the Company from April 1993 until May 2007, and was a director of the Company from March 1993 until February 2007. From July 1979 through June 1992, Mr. Buttacavoli was employed by Price Waterhouse, and was a Senior Manager from July 1987 to June 1992. In June 1996, Mr. Buttacavoli was promoted to Executive Vice President of the Company, and in October 1999, he assumed the additional responsibilities of Chief Operating Officer. On May 15, 2007, in an effort to segregate duties, he gave up the title of Chief Financial Officer to work more closely with the Chief Executive Officer on overall planning, management, logistical activities, building our core businesses and in the signing of new fragrance licenses.

Raymond J. Balsys, a Certified Public Accountant, was promoted to Chief Financial Officer effective as of May 15, 2007. He had served as Vice President Finance since July 2006, when he rejoined the Company. From 2001 to 2005, Mr. Balsys served as the Director of SEC Reporting and Assistant Controller of AOL Latin America. He also served as the Client Services Manager at The Premier Group, an international provider of enterprise resource planning (ERP) solutions focusing on J.D. Edwards’ software, from 1998 to 2001. Mr. Balsys served as Vice President/Controller of the Company from 1994 to 1997. Prior to 1994, Mr. Balsys worked as an Audit Manager at Price Waterhouse.

CORPORATE GOVERNANCE

Board of Director Meetings

In fiscal year 2011, there were thirteen meetings of the Board of Directors, and each director attended at least 75% of the meetings of the Board of Directors and the meetings of all committees on which he or she served (during the period of such Board and committee service). It is our policy for all members of the Board of Directors to attend our annual meeting of stockholders. All of our then current directors attended the annual meeting of stockholders for the fiscal year ended March 31, 2010.

Board of Director Independence

The Board of Directors has determined that four directors, Ms. Egozi Choukroun and Messrs. D’Agostino, Gopman and Mitzman are independent, as defined in the rules of the Nasdaq Stock Market (“Nasdaq”).

Board Leadership Structure

The Board of Directors has no policy regarding the need to separate or combine the offices of Chairman of the Board and Chief Executive Officer and instead the Board of Directors remains free to make this determination from time to time in a manner that seems most appropriate for the Company. Currently, the Company combines the positions of Chief Executive Officer and Chairman of the Board of Directors as it believes that the Chief Executive Officer is in the best position to fulfill the Chair’s responsibilities, including those related to identifying emerging issues facing the Company, communicating essential information to the Board of Directors about the Company’s performance and strategies, and preparing agendas for the Board of Directors.

Currently, the Company has not designated a lead independent director and executive sessions of the Board of Directors are led by the Chairperson of the Board Committee having authority over the subject matter discussed at the executive session, as appropriate. We believe this leadership structure is appropriate based on the Company’s size and characteristics and its commitment to a strong, independent Board of Directors, exemplified by four out of five of its directors qualifying as an independent director.

Committees of the Board of Directors

The Board of Directors established four standing committees: the Audit Committee, the Compensation Committee, the Nominating Committee, and the Independent Committee, all of which are composed of independent directors. The Audit Committee and Nominating Committee each operate under a written charter adopted by the Board of Directors which sets forth the scope of responsibilities of such committees. Copies of those charters are available for review on our website at www.parlux.com under “Corporate Website - Corporate Governance.”

Audit Committee

In July 2007, the Board of Directors approved an Audit Committee charter. Pursuant to its written charter, the Audit Committee appoints our independent registered public accountants to audit our financial statements, as well as reviews the scope, purpose and type of audit services to be performed by the independent registered public accountants, and the findings and recommendations of the accountants. During fiscal 2011, the Audit Committee was composed of Messrs. D’Agostino, Gopman and Mitzman, and Ms. Egozi Choukroun, each of whom is independent, as defined in the rules of Nasdaq.

The Audit Committee held five meetings in fiscal 2011. Mr. D’Agostino, a Certified Public Accountant and an independent director as defined in the rules of Nasdaq, served as Chairman of the Audit Committee during fiscal 2011. The Board of Directors has determined that Mr. D’Agostino is an audit committee financial expert as defined in the applicable regulations of the SEC.

For fiscal 2012, assuming their re-election to the Board at the Annual Meeting, the Audit Committee will continue to be composed of Messrs. D’Agostino (Chairman), Mitzman, and Gopman, and Ms. Egozi Choukroun as members, each of whom is independent, as defined in the rules of Nasdaq.

Compensation Committee

The duties of the Compensation Committee are to make recommendations to the Board of Directors concerning the salaries, bonuses and other compensation of Company executive officers, and to advise and act for the Board of Directors on other compensation matters. For further information on the Compensation Committee’s processes and procedures for consideration and determination of executive compensation, see Compensation Discussion and Analysis below. During fiscal 2011, the Compensation Committee was composed of Messrs. D’Agostino, Mitzman and Gopman, all of whom are independent directors as defined in the rules of Nasdaq. During fiscal 2011, Mr. Gopman served as the Chairman of the Compensation Committee. The Compensation Committee held one meeting in fiscal 2011. For fiscal 2012, assuming their re-election to the Board at the Annual Meeting, the Compensation Committee will continue to be composed of Messrs. Gopman (Chairman), D’Agostino and Mitzman. The Compensation Committee does not have a formal written charter.

Nominating Committee

Pursuant to its written charter, the duties of the Nominating Committee are to identify, evaluate, and submit to the Board of Directors qualified individuals, including any individual recommended by stockholders through the process described below, to be recommended by the Board of Directors for election at each annual meeting of stockholders and to be appointed by the Board of Directors at any other time due to any expansion of the Board of Directors, director resignations or retirements or otherwise and candidates for membership on each committee of the Board of Directors. The Nominating Committee determines the criteria for membership of the Board of Directors including desired skills and attributes which include industry experience, fashion/artistic talents and/or financial capabilities. While the Company does not have a formal policy regarding the consideration of diversity in identifying and evaluating potential director candidates, the Nominating Committee will consider diversity as one factor in identifying and evaluating potential director candidates. Qualified individuals recommended by the Board of Directors are then presented in our proxy statement to be voted upon by our stockholders at each annual meeting.

During fiscal 2011, the Nominating Committee was composed of Ms. Egozi Choukroun, and Messrs D’Agostino and Mitzman, all of whom are independent directors as defined in the rules of Nasdaq. During fiscal 2011, Ms. Egozi Choukroun served as the Chairperson of the Nominating Committee. The Nominating Committee held one meeting in fiscal 2011. For fiscal 2012, assuming their re-election to the Board at the Annual Meeting, the Nominating Committee will continue to be composed of Ms. Egozi Choukroun (Chairperson), and Messrs. D’Agostino and Mitzman. It is the policy of the Nominating Committee to receive and evaluate any stockholder nominations to the Board of Directors.

Independent Committee

The Independent Committee was originally formed during April 2003 to address a possible tender offer; such offer was subsequently withdrawn in June 2003. The Independent Committee reconvened during June 2006, to address a second possible tender offer, which was also subsequently withdrawn in July 2006. The Independent Committee does not have a formal written charter. To date, the Independent Committee’s responsibilities have been to evaluate, negotiate, and ultimately recommend approval or disapproval to the Board of Directors and the stockholders, of offers made to acquire all of our Common Stock or to act on consent actions seeking control of the Company.

The Independent Committee did not meet in fiscal 2011. During fiscal 2011, the Independent Committee was composed of Messrs. Gopman, D’Agostino and Mitzman and Ms. Egozi Choukroun. During fiscal 2011, Mr. Gopman served as the Chairman of the Independent Committee. For fiscal 2012, assuming their re-election to the Board at the Annual Meeting, the Independent Committee will continue to be composed of Messrs. Gopman (Chairman), D’Agostino and Mitzman and Ms. Egozi Choukroun.

Risk Management

The Board of Directors is actively involved in the oversight and management of risks that could affect the Company. This oversight and management is conducted primarily through committees of the Board of Directors, as disclosed in the descriptions of each of the committees above and in the charters of the Audit Committee and Nominating Committee, but the full Board of Directors has retained responsibility for general oversight of risks. The Audit Committee is primarily responsible for overseeing the risk management function, specifically with respect to management’s assessment of risk exposures (including risks related to liquidity, credit, operations and regulatory compliance, among others), and the processes in place to monitor and control such exposures. The other committees of the Board of Directors consider the risks within their areas of responsibility. The Board of Directors satisfies their oversight responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company. The Board believes that the combination of the Chairman and Chief Executive Officer roles facilitates the exercise by the Board of Directors of their key risk oversight responsibility by focusing on clear lines of communication between management and the Board of Directors and its committees. See the discussion of “Board Leadership Structure” above.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics, which is applicable to all of our employees, officers and directors and a separate Code of Ethics for Executive and Financial Officers. Both the Code of Business Conduct and Ethics and the Code of Ethics for Executive and Financial Officers are available for review on our web site at www.parlux.com under “Corporate Website – Corporate Governance.” We intend to post amendments to, or waivers from, our Code of Business Conduct and Ethics and Code of Ethics for Executive and Financial Officers on our web site.

Communications with the Board of Directors

Stockholders may send communications to the Board of Directors by accessing our website, www.parlux.com, under “Contact Us” and directing such communications to Investor Relations, or by writing to the Corporate Secretary of the Company, Parlux Fragrances, Inc., 5900 N. Andrews Avenue, Suite 500, Fort Lauderdale, FL 33309. Such communications are reviewed by our Corporate Secretary, who will forward them to the Board of Directors or to individual members of the Board of Directors, as necessary. Stockholders may also suggest director candidates by submitting a written proposal, along with relevant qualification data, to the Nominating Committee at the above address.

Stockholders who intend to present a proposal for action at our Annual Meeting of Stockholders for the fiscal year ending March 31, 2012, must notify our management of such intention by notice received at our principal executive offices no later than May 11, 2012 for such proposal to be included in our proxy statement and form of proxy relating to such annual meeting. Proposals received after May 11, 2012 shall be considered untimely. Additionally, we must receive notice of any shareholder proposal to be submitted at the 2012 Annual Meeting of Stockholders (but not required to be included in our Proxy Statement) by July 27, 2012 or such proposal will be considered untimely pursuant to Rule 14a-4 and Rule 14a-5(e) under the Exchange Act.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section describes the material elements of compensation awarded to, earned by or paid to our principal executive officer, our principal financial officer and our principal operating officer during fiscal 2011. These individuals are referred to as the “Named Executive Officers” and are listed in the executive compensation tables provided below.

Our executive compensation programs are determined and proposed by our Compensation Committee and are approved by our Board of Directors. None of the Named Executive Officers are members of the Compensation Committee.

Executive Compensation Program Objectives and Overview

The Compensation Committee conducts an annual review of our executive compensation programs to ensure that:

•

the program is designed to achieve our goals of promoting financial and operational success by attracting, motivating and facilitating the retention of key employees with outstanding talent and ability; and

•

the program adequately rewards performance which is tied to creating stockholder value.

Our current executive compensation program consists of three components, which are designed to be consistent with our compensation philosophy: (1) base salary; (2) annual incentive bonuses; and (3) grants of stock options.

In structuring executive compensation packages, the Compensation Committee considers how each component promotes retention and/or motivates performance by the executive. Base salaries, perquisites and personal benefits, and severance and other termination benefits are primarily intended to attract and retain highly qualified executives. We believe that in order to attract and retain top executives, we need to provide them with compensation levels that reward their continued productive service. Annual incentive bonuses are primarily intended to motivate our executive officers to achieve specific strategies and operating objectives, although we believe they also help us to attract and retain top executives. Our long-term equity incentives are primarily intended to align executive officers’ long-term interests with stockholders’ long-term interests, although we believe they also play a role in helping us to attract and retain top executives. Annual incentive bonuses and stock option grants are the elements of our executive compensation program designed to reward performance and thus the creation of stockholder value.

We view our current executive compensation program as one in which the individual components combine together to create a total compensation package for each executive officer that we believe achieves our compensation objectives. In the past, the Compensation Committee has evaluated current executive compensation data for companies in our industry as part of its process prior to determining our current executive compensation program and the amounts of compensation for each component of our program. The companies reviewed during fiscal 2009 were Elizabeth Arden, Estee Lauder, Revlon and Inter Parfums, Inc. The Compensation Committee used these data to obtain a general understanding of current compensation practices in our industry and to ensure that it was acting in an informed and responsible manner to make sure the Company’s compensation program was competitive. The Compensation Committee viewed this information as one factor in assisting its compensation decisions, but did not use these data as a reference point, either wholly or in part, to base, justify or provide a framework for its compensation decisions. Further, the Compensation Committee did not target any element of executive compensation to be at the median or any specific percentile of this industry data. The Compensation Committee used its experience and judgment to make final compensation decisions. For fiscal years 2010 and 2011, the Compensation Committee determined it was not necessary to undertake an evaluation of executive compensation data for companies in our industry, particularly in light of global economic conditions, the Company’s cost-cutting initiatives and the terms of the employment agreements with the Named Executive Officers.

Based upon the Compensation Committee’s review of our compensation design features, and our applied compensation objectives, the Compensation Committee determined that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes recommendations to our Board of Directors for all compensation decisions, including non-cash compensation, for our senior executive officers, including the Named Executive Officers. Our Compensation Committee and Chief Executive Officer annually review the performance of our senior executive officers and the Compensation Committee considers the recommendations of the Chief Executive Officer in setting compensation levels for the other senior executive officers. The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Board of Directors by the Compensation Committee. The Compensation Committee can modify any recommended adjustments or awards to our executive officers.

Current Executive Compensation Program Elements

Base Salaries

We provide our Named Executive Officers with a base salary to compensate them for services rendered during the fiscal year. The initial base salaries for certain of our Named Executive Officers were fixed pursuant to their written employment agreements. See “Employment Agreements” below for a description of our employment agreements with our Named Executive Officers. The initial base salary ranges were determined for each executive officer based upon their position, responsibility and industry experience. Any adjustments in the base salaries of our executive officers who are party to an employment agreement will be determined by the Compensation Committee based upon a combination of data derived from current surveys of compensation levels for similar positions in public companies of comparable size and industry type as determined by the Committee to be appropriate for consideration and a subjective review of the executive officer’s performance by the Compensation Committee, and the attainment of financial and operational objectives, with no specified weight being given to any of these factors. Salary levels are typically considered annually as part of our performance review process, as well as upon a promotion or other change in job responsibility. During fiscal 2011, the cash salaries paid to Messrs. Purches, Buttacavoli, and Balsys were $379,646, $361,231, and $225,769, respectively. As discussed in more detail below, Mr. Purches was appointed Chief Executive Officer on January 25, 2010, and as a result for fiscal 2010 served in this capacity from January 25, 2010 through March 31, 2010, and received the pro-rata portion of an annual base salary of $300,000. Additionally, the Company entered into an employment agreement with Mr. Purches for a term of one year beginning April 1, 2010 and ending March 31, 2011, pursuant to which he received an annual base salary of $300,000, and such annual base salary is equivalent to half of the annual base salary the Company’s prior Chief Executive Officer would have been entitled to receive under the terms of his employment agreement. Effective November 8, 2010, the Company and Mr. Purches entered into a new employment agreement (the New Employment Agreement) which superseded the previous agreement then in place. The New Employment Agreement was to expire on October 7, 2011, and provides for a base annual salary of $500,000. On May 18, 2011, we entered into an amendment to the New Employment Agreement, which amended the term of his employment to continue through March 31, 2012, unless terminated at an earlier date in accordance with the agreement. Additional details regarding the New Employment Agreement and amendment follows below.

Mr. Buttacavoli’s base salary for fiscal 2010 was set in accordance with the terms of his employment agreement. Mr. Balsys’ base salary for fiscal 2010 was set in accordance with the terms of his employment agreement and increased from $225,000 in fiscal 2009 to $250,000 in fiscal 2010 upon the use of the Compensation Committee’s discretion. For fiscal 2011, in recognition of the challenges and difficulties faced by the Company as a result of the economic downturn over fiscal 2009 and fiscal 2010, the impact of the expiration of the GUESS? license, and consistent with the Company’s implementation of cost reduction initiatives during fiscal 2009 and fiscal 2010, Messrs. Buttacavoli and Balsys volunteered in April 2010 to reduce each of their annual base salaries by 10% for fiscal 2011. See “Employment Agreements” below for a description of our employment agreements with our Named Executive Officers.

Annual Incentive Bonuses

To reward superior performance and contributions made by our Named Executive Officers, we may award cash bonuses annually, based on the achievement of specific financial and operational goals and other factors. The relevant goals and the weight assigned to each goal are tailored to each Named Executive Officer based upon his or her area of responsibility. Each Named Executive Officer is provided with a summary by the Compensation Committee setting forth the goals that must be achieved in order to earn the maximum cash bonus and the relative weight assigned to each goal on an annual basis. We aim to provide meaningful yet challenging goals relative to the expected performance of our Named Executive Officers. In establishing the goals, we strive to ensure that the targets are consistent with the strategic goals set by the Board of Directors, and that the goals set are sufficiently ambitious so as to provide meaningful results.

Based upon the recommendation of our Chief Executive Officer, the Compensation Committee establishes target annual incentive bonus opportunities for each of our Named Executive Officers at the beginning of each fiscal year. These opportunities are established in accordance with the overall philosophy and objectives of our compensation program. Annual incentive bonus opportunities are generally tied to the achievement of specific financial and operational performance goals such as sales performance, financial performance, inventory efficiencies and other criteria which may be established from time to time. At the end of each fiscal year, our Chief Executive Officer provides the Compensation Committee with an analysis of the performance of each of our Named Executive Officers against their performance goals. The Compensation Committee, in its discretion, can increase or decrease the amount of the annual incentive bonus.

Fiscal 2011 Performance Targets	Percentage (%) of Base Salary

Pre-tax profit target of $3,000,000:	5.0
Pre-tax profit target of $5,000,000:	10.0
Pre-tax profit target of $7,000,000:	15.0
Pre-tax profit target of $9,000,000:	25.0
Various individual performance targets	25.0
Total incentive bonus available	50.0

The annual incentive bonus opportunities for our Named Executive Officers was a maximum of 50% of base salary if all of the performance targets were achieved. Those targets, for our Named Executive Officers, included a pre-tax profit target, which represented up to 50% of the maximum bonus amount. In addition, each Named Executive Officer was given individual performance goals within their areas of responsibility, which could have accounted for an additional 50% of the maximum bonus amount. We reported pre-tax income for the fiscal year ended March 31, 2011, of $1.9 million and accordingly, no bonus was earned in connection with the pre-tax profit objectives. Although the Compensation Committee acknowledged and appreciated that there were many positive management achievements attained in a difficult economic environment, the Compensation Committee determined that the reported income precluded awarding any executive bonus that otherwise may have been earned based on individual performance.

Stock Option Grants

We use stock options as a means of aligning the interests of our key employees and executive officers with the interests of our stockholders, by ensuring that they have a direct interest in increasing stockholder value. Our policy is that the long-term compensation of our Named Executive Officers and other executive officers should be directly linked to the value provided to stockholders. Therefore, we have periodically made grants of stock options to provide further incentives to our executives to increase stockholder value, which are typically issued in connection with an amendment to, or execution of a new employment agreement. During fiscal 2011, a stock option grant was made to Mr. Purches for 50,000 shares in connection with his April 1, 2010, employment agreement and a stock option grant was made to Mr. Balsys for 20,000 shares in connection with his April 1, 2010, new employment agreement. No other stock option grants were made to the other Named Executive Officers during fiscal 2011. Stock options are granted with an exercise price that is equal to the closing price of our common stock on the grant date. Thus, the recipients will realize value on their stock options if our stockholders realize value on their shares.

The purpose of awarding stock option grants is to:

•

give our key employees and executive officers an opportunity to acquire shares of our Common Stock;

•

provide an incentive for our key employees and executive officers to continue to promote our best interests and those of our stockholders;

•

enhance our long-term performance; and

•

provide an incentive for our key employees and executive officers to join or to remain employees of our Company.

The Compensation Committee bases its grants of stock options to executives on a number of factors, including:

•

the executive’s position with us and total compensation package;

•

the executive’s performance of his or her individual responsibilities; and

•

the executive’s contribution to the success of our financial performance.

Compensation Deductible under Section 162(m) of the Internal Revenue Code

On August 10, 1993, the Revenue Reconciliation Act of 1993 was enacted which amended the Internal Revenue Code of 1986, as amended, by adding Section 162(m) which eliminates the deductibility of most cash and non-cash compensation over $1 million paid to certain “covered employees” (which generally is defined as a corporation’s chief executive officer and the four other highest compensated employees). Contributions to qualified plans, items excluded from the employee’s gross income, compensation paid pursuant to a binding agreement entered into on or before February 17, 1993, commission-based compensation, and certain “performance-based” compensation are types of remuneration that are not affected by the deduction limitation.

Compensation Committee Report

The following statement made by the Compensation Committee shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under either of these acts.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K.

Based on the review and discussions referred to in the paragraph immediately above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2011, and this Proxy Statement.

Submitted by the Members of the Compensation Committee:

Glenn H. Gopman, Chairman

Anthony D’Agostino

Robert Mitzman

Compensation Committee Interlocks and Insider Participation

Messrs. Gopman, D’Agostino, and Mitzman served as members of the Compensation Committee during fiscal 2011. No member of the Compensation Committee was an officer or employee of our Company during the prior year or was formerly an officer of our Company. During the fiscal year ended March 31, 2011, none of our executive officers served on the compensation committee of any other entity, any of whose directors or executive officers served either on our Board of Directors or on our Compensation Committee.

Compensation of Named Executive Officers

Summary Compensation Table

The following table sets forth compensation information regarding our Named Executive Officers, during the fiscal years ended March 31, 2011, March 31, 2010, and March 31, 2009.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Frederick E. Purches (Chairman and Chief Executive Officer)(1)	2011	$379,646	$ 59,611	—	$ 11,863	(3)	$451,120
	2010	$ 27,273	—	—	$108,169	(6)	$135,442
	2009	—	—	—	—		—

Frank A. Buttacavoli (Executive Vice President and Chief Operating Officer)	2011	$361,231	—	—	$ 17,161	(3)	$378,392
	2010	$400,000	$110,727	—	—	(5)	$510,727
	2009	$400,000	—	—	$ 10,716	(4)	$410,716

Raymond J. Balsys (Chief Financial Officer)	2011	$225,769	$ 24,409	—	$ 15,219	(3)	$265,397
	2010	$241,346	—	—	—	(5)	$241,346
	2009	$225,000	—	—	$ 16,251	(3)	$241,251

———————

(1)

Mr. Purches was appointed Chairman and Chief Executive Officer of the Company on January 25, 2010.

(2)

The amounts reflect the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. For assumptions made for the purpose of computing this amount see Note 10 in the Consolidated Financial Statements accompanying our 2011 Form 10-K.

(3)

“All Other Compensation” consists of car allowance, and matching contributions made by us under our 401-K Plan.

(4)

“All Other Compensation” consists of matching contributions made by us under our 401-K Plan.

(5)

“All Other Compensation” did not exceed $10,000 for the Named Executive Officer, during this period.

(6)

“All Other Compensation” consists of a car allowance of $2,400 and consulting fees of $105,769.

Grants of Plan-Based Awards

The following table sets forth information concerning each grant of an award to our Named Executive Officers during fiscal 2011.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (#) (2)	Grant Date Fair Value of Stock and Option Awards ($)	Option Exercise or Base Price of Awards ($)
		Threshold	Target	Maximum
		($)	($)	($)
Frederick E. Purches	—	—	$150,000	$250,000	—	—	—
	04/01/10	—	—	—	50,000	$ 59,611	$2.25

Frank A. Buttacavoli	—	—	$108,000	$180,000	—	—	—

Raymond J. Balsys	—	—	$ 67,500	$112,500	—	—	—
	04/01/10	—	—	—	20,000	$ 24,409	$2.25

———————

(1)

Represents annual cash incentive awards pursuant to Named Executive Officer’s employment agreements or Company incentive program, the actual payouts of which are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation table above.

(2)

Option award granted under our 2007 Stock Incentive Plan.

Outstanding Equity Awards at Fiscal 2011 Year-End

The following table sets forth information concerning unexercised options outstanding for each of our Named Executive Officers at March 31, 2011.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
	Exercisable	Unexercisable
Frederick E. Purches	—	25,000	(2)	—	$2.25	04/01/2015

Frank A. Buttacavoli	66,666	33,334	(1)	—	$1.84	06/05/2014

Raymond J. Balsys	60,000	—		—	$4.60	10/11/2012
	10,000	10,000	(3)	—	$2.25	04/01/2015

———————

(1)

The options vest with respect to the 33,334 shares on March 31, 2012.

(2)

The options vest with respect to the 25,000 shares on April 1, 2011.

(3)

The options vest with respect to the 10,000 shares on July 31, 2011.

Option Exercises and Stock Vested

The following table sets forth information regarding stock option exercises for each of our Named Executive Officers during the fiscal year ended March 31, 2011.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)
Frederick E. Purches	40,000	$ 26,600	(1)
Frank A. Buttacavoli	200,000	$384,000	(2)
Raymond J. Balsys	—	—

———————

(1)

Based upon the difference between the closing market price on the date of exercise on June 24, 2010, for 15,000 shares, which was $1.71 per share and the exercise price of $0.82 per share ($13,350) and on December 8, 2010, for 25,000 shares, which was $2.78 per share and the exercise price of $2.25 per share ($13,250). It does not take into account any taxes that may be payable in connection with the transaction.

(2)

Based upon the difference between the closing market price on the date of exercise on March 31, 2011, which was $3.14 per share and the exercise price of $1.22 per share and does not take into account any taxes that may be payable in connection with the transaction.

EMPLOYMENT AGREEMENTS

Frederick E. Purches

On January 25, 2010, the Board of Directors unanimously elected Mr. Purches to the Board of Directors, and appointed him as the Chairman of the Board of Directors. Also, on January 25, 2010, the Board of Directors appointed Mr. Purches as Chief Executive Officer of the Company on an interim basis.

On April 1, 2010, we entered into an employment agreement with Mr. Purches. The employment agreement provided for a term of one year beginning on April 1, 2010 and ending on March 31, 2011. Pursuant to the employment agreement, Mr. Purches received an annual base salary of $300,000. Mr. Purches was not entitled to participate in the Company’s executive bonus plan, but the Board of Directors could, in its discretion, award a bonus to Mr. Purches. Mr. Purches was eligible to participate in any benefits and perquisites available to other executive officers, including any group health, dental, disability, life insurance benefit plans, car allowance or other form of executive benefit plan or program of the Company existing from time to time. In connection with his employment agreement, Mr. Purches was granted an option to purchase 50,000 shares of common stock of the Company under the 2007 Plan.

On November 8, 2010, we entered into an executive employment agreement with Mr. Purches. The new employment agreement provides for a term of one year beginning on November 8, 2010 and ending eleven months thereafter. Pursuant to the employment agreement, Mr. Purches will receive an annual base salary of $500,000. Mr. Purches will be entitled to participate in the Company’s executive bonus plan. Mr. Purches will be eligible to participate in any benefits and perquisites available to other executive officers, including any group health, dental, disability, life insurance benefit plans, car allowance or other form of executive benefit plan or program of the Company existing from time to time. We recognize that Mr. Purches resides in New York and will not be relocating his residence. Accordingly, the employment agreement provides that we will reimburse Mr. Purches for all reasonable and documented travel expenses and may consider renting an apartment or extended stay accommodations in Fort Lauderdale at our expense for Mr. Purches under certain circumstances.

On May 18, 2011, we entered into an amendment to Mr. Purches’ executive employment agreement, which amends the term of his employment to continue through March 31, 2012, unless terminated at an earlier date in accordance with the agreement. In connection with this amendment to his executive employment agreement, Mr. Purches was granted an option, which vested immediately, to purchase 50,000 shares of common stock of the Company under the 2007 Plan.

Frank A. Buttacavoli

On June 1, 2005, we entered into an employment agreement with Mr. Buttacavoli, which provided for an annual base salary of $285,000 for the period of June 1, 2005 through March 31, 2006, and for an annual base salary of $325,000, $350,000 and $400,000 for the periods commencing April 1, 2006, 2007 and 2008, and ending on March 31, 2007, 2008 and 2009, respectively, which automatically renewed for an additional three-year period through March 31, 2012. Mr. Buttacavoli was eligible to receive a bonus of up to 50% of his annual base salary on the Company’s achievement of certain financial measures and management objectives as determined by the Compensation Committee. Also, Mr. Buttacavoli was eligible to receive any benefits and perquisites available to other executive officers. There were no options awarded with this agreement.

On June 5, 2009, we entered into a new employment agreement with Mr. Buttacavoli. The new employment agreement replaced the agreement dated June 1, 2005, which would have expired under its terms on March 31, 2012. The new employment agreement provides for an initial term of three years ending on March 31, 2012 and may be extended for two consecutive one-year periods. On September 12, 2011, we extended the term of the new employment agreement for the first one-year period; the term of the agreement will expire on March 31, 2013 unless we extend the employment agreement for the second one-year period. Pursuant to the new employment agreement, Mr. Buttacavoli will continue to receive his then current annual base salary of $400,000. Mr. Buttacavoli will be eligible to receive an annual bonus of up to 50% of his annual base salary based on the Company’s achievement of certain financial measures and management objectives as determined by the Compensation Committee. Also, Mr. Buttacavoli will be eligible for and may participate in any benefits and perquisites available to other executive officers, including any group health, dental, disability, life insurance benefit plans, car allowance or other form of executive benefit plan or program of the Company existing from time to time. Under the terms of the new employment agreement, Mr. Buttacavoli is subject to certain restrictive covenants, including confidentiality, non-solicitation and non-competition covenants. In connection with the new employment agreement, Mr. Buttacavoli was granted an option to purchase 100,000 shares of common stock of the Company under the 2007 Plan.

On March 31, 2010, we entered into an amendment to Mr. Buttacavoli’s employment agreement, which provides for an annual base salary of $360,000 from April 1, 2010, through March 31, 2011, and an annual base salary of $400,000 from April 1, 2011, through March 31, 2013. Mr. Buttacavoli volunteered to reduce his annual base salary by 10% for the period ended March 31, 2011, to assist the Company in its cost reduction initiatives. All other terms under Mr. Buttacavoli’s employment agreement remain unchanged.

On March 31, 2011, we entered into a second amendment to Mr. Buttacavoli’s employment agreement, which amends the termination payment adjustment, termination benefits and condition to severance. The second amendment provides termination payments in an amount equal to one-half Mr. Buttacavoli’s annual base salary in effect at the time of such termination. The Company shall continue to provide Mr. Buttacavoli with executive benefits for a period of twelve months following the date of such termination, except the executive benefits shall cease should Mr. Buttacavoli commence employment with another employer during this twelve month period.

Raymond J. Balsys

On July 26, 2007, we entered into an employment agreement (the “2007 Agreement”) with Mr. Balsys for 36 months, which provided for an annual base salary of $190,000 for the first 12-month period, and increases thereafter at the discretion of the Compensation Committee. Pursuant to the 2007 Agreement, Mr. Balsys was eligible to receive a bonus of up to 50% of his annual base salary on the Company’s achievement of certain financial measures and management objectives as determined by the Compensation Committee. Mr. Balsys was eligible to receive any benefits and perquisites available to other executive officers, including any group health, dental, disability, life insurance benefit plans, car allowance or other form of executive benefit plan or program of the Company existing from time to time. Under the terms of the employment agreement, Mr. Balsys was subject to certain restrictive covenants, including confidentiality, non-solicitation and non-competition covenants. In connection with his employment agreement, Mr. Balsys was granted an option to purchase 60,000 shares of common stock of the Company under the 2007 Plan subject to stockholder approval of the 2007 Plan, which was approved at the annual meeting of stockholders for the fiscal year ended March 31, 2007.

On April 1, 2010, the 2007 Agreement, which was scheduled to expire under its terms on July 25, 2010, was replaced and superseded by a new employment agreement (the “2010 Agreement”). The 2010 Agreement provides for a term beginning on April 1, 2010 and ending on July 31, 2011. Pursuant to the 2010 Agreement, Mr. Balsys will receive an annual base salary of $225,000. Mr. Balsys volunteered to reduce his annual base salary by 10% for the period ended March 31, 2011, to assist the Company in its cost reduction initiatives. Mr. Balsys will be eligible to receive an annual bonus of up to 50% of his annual base salary based on the Company’s achievement of certain financial measures and management objectives as determined by the Compensation Committee. Mr. Balsys will be eligible to receive any benefits and perquisites available to other executive officers, including any group health, dental, disability, life insurance benefit plans, car allowance or other form of executive benefit plan or program of the Company existing from time to time. Under the terms of the 2010 Agreement, Mr. Balsys is subject to certain restrictive covenants, including confidentiality, non-solicitation and non-competition covenants. In connection with the 2010 Agreement, Mr. Balsys was granted an option to purchase 20,000 shares of common stock of the Company under the 2007 Plan.

On August 1, 2011, we entered into a new employment agreement (the “2011 Agreement”) with Mr. Balsys. The 2011 Agreement provides for a term beginning on August 1, 2011 and ending on July 31, 2012. Pursuant to the 2011 Agreement, Mr. Balsys will receive an annual base salary of $262,500. Mr. Balsys will be eligible to receive an annual bonus of up to 50% of his annual base salary based on the Company’s achievement of certain financial measures and management objectives as determined by the Company’s Compensation Committee. Mr. Balsys will be eligible for and may participate in any benefits and perquisites available to other executive officers, including any group health, dental, disability, life insurance benefit plans, car allowance or other form of executive benefit plan or program of the Company existing from time to time. On August 1, 2011, in connection with the 2011 Agreement, Mr. Balsys was granted an option to purchase 25,000 shares of common stock of the Company at an exercise price of $2.99 (the closing price on the grant date), pursuant to the Company’s 2007 Stock Incentive Plan. The option will vest with respect to 12,500 shares immediately and with respect to 12,500 shares on July 31, 2012.

PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Frederick E. Purches

Pursuant to the November 8, 2010, Agreement, as amended by the May 18, 2011 Agreement and the June 27, 2011 Letter Agreement.

We may terminate Mr. Purches’ employment agreement for any reason at any time, without any prior written notice to Mr. Purches. Mr. Purches shall not be entitled to any severance payment, salary continuation or other post-employment benefits of any kind, provided that upon termination Mr. Purches may retain any stock options granted during the term of his employment agreement for the remaining term of such options. If we terminate Mr. Purches’ employment agreement prior to March 31, 2012, then we will engage Mr. Purches or his affiliate, Cosmix, Inc., to continue as Chairman of the Board of Directors in the capacity as consultant until March 31, 2012 for a fee of $42,000 per month and will continue to be engaged as a consultant at $15,000 per month until the October 2012 annual shareholders’ meeting. Upon expiration of his employment agreement or upon termination, other than for “Cause”, we shall permit Mr. Purches to participate in the Company’s benefit plans and will continue to pay the premiums covering Mr. Purches’ participation in such benefit plans for up to 18 months from the termination date as consideration for Mr. Purches’ availability for consulting services as we may reasonably request as long as such participation by Mr. Purches in the benefit plans and the payment by us of the continuation premiums shall be permitted under the terms of the benefit plans and any applicable law in effect during such period. For purposes of Mr. Purches’ employment agreement, a termination will be deemed to have occurred for “Cause” under the employment agreement if Mr. Purches is terminated for: (i) willful misconduct; (ii) commission of a felony; (iii) repeated disregard of his duties under the employment agreement; or (iv) material breach of the terms of his employment agreement. Under the terms of the employment agreement, Mr. Purches is subject to certain restrictive covenants, including confidentiality, non-solicitation and non-competition covenants.

The following table describes the estimated compensation upon termination of Mr. Purches’ employment agreement, assuming Mr. Purches’ employment agreement was in effect during fiscal 2011. The estimated compensation assumes the triggering event occurred on March 31, 2011 (the last business day of fiscal 2011). Benefits that do not discriminate in scope, terms or operation and that are generally available to all employees are not included in the table.

Named Executive Officer	Consulting Fees
Frederick E. Purches	$504,000	(1)(2)

———————

(1)

This amount would be paid to Mr. Purches or his affiliate, Cosmix, Inc., to provide transition and consulting services as we reasonably request until March 31, 2012 for a fee of $42,000 per month.

(2)

The May 18, 2011 amendment extended Mr. Purches’ term of employment through March 31, 2012, with all other provisions remaining unchanged.  The June 27, 2011 amendment extended the transition and consulting services fee of $42,000 per month to March 31, 2012.

Frank A. Buttacavoli

Pursuant to the June 5, 2009 Agreement, as amended by the March 10, 2010 Agreement, the March 31, 2011 Agreement and the September 12, 2011 Agreement.

Upon termination of Mr. Buttacavoli’s employment agreement for any reason other than resignation of Mr. Buttacavoli without “Good Reason,” as defined below, or termination by the Company for “Cause,” as defined below, the following will apply, with some exceptions:

(i)

Termination Payment. Mr. Buttacavoli, or his estate and heirs following his death, shall be entitled (A) to continue to receive one-half annual base salary in effect at the time of such termination for a period of 6 months following the date of such termination, (B) to be paid when otherwise payable as if employment was not terminated, any bonus earned by Mr. Buttacavoli through the date of termination pursuant to the terms of the bonus plan prorated to the date of termination, and (C) to have any unvested portion of his option fully vest as of the date of such termination.

(ii)

Termination Benefits. We will continue to provide Mr. Buttacavoli with the executive benefits and perquisites available to executive officers of the Company, including any group health, dental, disability, or other form of executive benefit plan or program of the Company existing from time to time on the same terms and conditions as is available to all other executives for a period of 12 months following the date of termination, except the executive benefits shall cease should Mr. Buttacavoli commences employment with another employer during this twelve month period.

(iii)

Condition to Severance. In the event Mr. Buttacavoli breaches any of the covenants contained in his employment agreement, then (A) we will have no further obligation to make termination payments to Mr. Buttacavoli or to continue to provide the termination benefits described above, and (B) any unexercised option shall be forfeited and be cancelled.

Upon termination of Mr. Buttacavoli’s employment agreement by his resignation without “Good Reason,” as defined below, or by the Company for “Cause,” as defined below, Mr. Buttacavoli would not be eligible to receive any further compensation under his employment agreement other than what would be due through the effective date of Mr. Buttacavoli’s resignation or termination.

For purposes of Mr. Buttacavoli’s employment agreement “Good Reason” has the following meaning: a termination by the executive following a “Good Reason Event” provided (i) the executive provides notice to the Company of such Good Reason Event within 90 days of the initial existence of such Good Reason Event; (ii) the notice provides the Company with 30 days during which it may remedy the Good Reason Event; and (iii) the Company fails to remedy the Good Reason Event within such 30 day period. A “Good Reason Event” shall be deemed to occur upon (i) a material diminution in the executive’s authority, duties, or responsibilities or (ii) any action or inaction of the Company which constitutes a material breach of his employment agreement. Also, for purposes of Mr. Buttacavoli’s employment agreement, “Cause” for the termination of the executive’s employment shall be deemed to exist if, in the good faith judgment of the Company’s Board of Directors: (i) the employee commits fraud, theft or embezzlement; (ii) the employee commits an act of dishonesty affecting the Company or a felony or a crime involving moral turpitude; (iii) the employee breaches any non-competition, confidentiality or non-solicitation agreement with the Company; (iv) the employee breaches any of the material terms of his employment agreement and fails to cure such breach within 30 days after the receipt of written notice of such breach from the Company; (v) the employee engages in gross negligence or willful misconduct that causes unreasonable harm to the business and operations of the Company; or (vi) the executive’s unreasonable failure or refusal to diligently perform the duties and responsibilities required to be performed by the executive under the terms of his employment agreement.

The following table describes the estimated compensation upon termination of Mr. Buttacavoli’s employment agreement for any reason other than resignation of Mr. Buttacavoli without “Good Reason,” as defined above, or termination by the Company for “Cause.” The estimated compensation assumes the triggering event occurred on March 31, 2011 (the last business day of fiscal 2011). Benefits that do not discriminate in scope, terms or operation and that are generally available to all employees are not included in the table.

Named Executive Officer	Base Salary		Bonus		Value of Accelerated Options
Frank A. Buttacavoli	$200,000	(1)	$200,000	(2)	$43,334	(3)

———————

(1)

This amount would be paid when otherwise payable as if employment had not been terminated on March 31, 2011.

(2)

This amount assumes Mr. Buttacavoli earned an annual bonus of 50% of his annual base salary, the maximum annual bonus provided for in his employment agreement.

(3)

Based upon the difference between the closing market price on March 31, 2011, which was $3.14 per share and the exercise price of $1.84 per share, $43,334 was realized on the acceleration of options to purchase 33,334 shares.

Raymond J. Balsys

Pursuant to the 2010 Agreement, which was superseded by the 2011 Agreement.

Upon termination of Mr. Balsys’ 2011 Agreement for any reason other than resignation of Mr. Balsys without “Good Reason,” as defined below, or termination by the Company for “Cause,” as defined below, the following would have applied, with some exceptions:

(i)

Termination Payment. Mr. Balsys, or his estate and heirs following his death, was entitled (A) to continue to receive his annual base salary in effect at the time of such termination for a period of 180 days following the date of such termination, (B) to be paid when otherwise payable as if employment was not terminated, any bonus earned by Mr. Balsys through the date of termination pursuant to the terms of the bonus plan prorated to the date of termination, and (C) to have any unvested portion of his option fully vest as of the date of such termination.

(ii)

Termination Benefits. We will continue to provide Mr. Balsys with the executive benefits and perquisites available to our executive officers, including any group health, dental, disability, or other form of executive benefit plan or program of the Company existing from time to time on the same terms and conditions as is available to all other executives for a period of 12 months following the date of termination.

(iii)

Condition to Severance. In the event Mr. Balsys breaches any of the covenants contained in his employment agreement, then (A) we will have no further obligation to make termination payments to Mr. Balsys or to continue to provide the termination benefits described above, and (B) any unexercised option shall be forfeited and be cancelled.

Upon termination of Mr. Balsys’ employment agreement by his resignation without “Good Reason,” as defined below, or by the Company for “Cause,” as defined below, Mr. Balsys would not be eligible to receive any further compensation under his employment agreement other than what would be due through the effective date of Mr. Balsys’ resignation or termination.

For purposes of Mr. Balsys’ employment agreement “Good Reason” has the following meaning: a termination by the executive following a “Good Reason Event” provided (i) the executive provides notice to the Company of such Good Reason Event within 90 days of the initial existence of such Good Reason Event; (ii) the notice provides the Company with 30 days during which it may remedy the Good Reason Event; and (iii) the Company fails to remedy the Good Reason Event within such 30 day period. A “Good Reason Event” shall be deemed to occur upon (i) a material diminution in the executive’s authority, duties, or responsibilities or (ii) any action or inaction of the Company which constitutes a material breach of his employment agreement. Also, for purposes of Mr. Balsys’ employment agreement, “Cause” for the termination of the executive’s employment shall be deemed to exist if, in the good faith judgment of the Company’s Board of Directors: (i) the employee commits fraud, theft or embezzlement; (ii) the employee commits an act of dishonesty affecting the Company or a felony or a crime involving moral turpitude; (iii) the employee breaches any non-competition, confidentiality or non-solicitation agreement with the Company; (iv) the employee breaches any of the material terms of his employment agreement and fails to cure such breach within 30 days after the receipt of written notice of such breach from the Company; (v) the employee engages in gross negligence or willful misconduct that causes unreasonable harm to the business and operations of the Company; or (vi) the executive’s unreasonable failure or refusal to diligently perform the duties and responsibilities required to be performed by the executive under the terms of his employment agreement.

The following table describes the estimated compensation upon termination of Mr. Balsys’ employment agreement for any reason other than resignation of Mr. Balsys without “Good Reason,” as defined above, or termination by the Company for “Cause.” The estimated compensation assumes the triggering event occurred on March 31, 2011 (the last business day of fiscal 2011). Benefits that do not discriminate in scope, terms or operation and that are generally available to all employees are not included in the table.

Named Executive Officer	Base Salary		Bonus		Value of Accelerated Options
Raymond J. Balsys	$125,000	(1)	$125,000	(2)	$8,900	(3)

———————

(1)

This amount would be paid when otherwise payable as if employment had not been terminated on March 31, 2011.

(2)

This amount assumes Mr. Balsys earned an annual bonus of 50% of his annual base salary, the maximum annual bonus provided for in his employment agreement.

(3)

Based upon the difference between the closing market price on March 31, 2011, which was $3.14 per share and the exercise price of $2.25 per share, $8,900 was realized on the acceleration of options to purchase 10,000 shares.

DIRECTOR COMPENSATION

Each of our non-employee directors receives an annual fee of $42,000 in cash and an annual grant of stock options to purchase 15,000 shares of Common Stock as compensation for their service to the Board of Directors. Non-employee directors serving on the Audit Committee receive an additional $8,000 in cash annually, with the Chairman receiving an additional $10,000 in cash. Non-employee directors serving on the Compensation, Nominating, and Independent Committee receive an additional $3,000 annually in cash for each Committee served on, with the Chairman of each of these committees receiving an additional $3,000 in cash annually. Director compensation remained the same for fiscal 2010 and 2011.

The following table sets forth certain information regarding the compensation of our non-employee directors for the fiscal year ended March 31, 2011.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)(3)	Total ($)
Anthony D’Agostino	$69,000	$19,759	$88,759
Esther Egozi Choukroun	$59,000	$19,759	$78,759
Glenn Gopman	$62,000	$19,759	$81,759
Robert Mitzman	$59,000	$19,759	$78,759

———————

(1)

All option awards were granted on October 12, 2010, at an exercise price of $2.23, the closing price of the Company’s common stock on that date.

(2)

As of March 31, 2011, each of our current non-employee directors owned the following number of options: Anthony D’Agostino – 60,000; Esther Egozi Choukroun – 45,000; Glenn Gopman – 80,000; and Robert Mitzman – 60,000.

(3)

The amounts reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. Assumptions made for the purpose of computing this amount are discussed in our 2011 Form 10-K in Note 10 to the Consolidated Financial Statements. Each director was awarded options to purchase 15,000 shares during fiscal 2011.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth as of January 26, 2012, certain information with respect to the number of shares of Common Stock beneficially owned by (i) each of our directors, (ii) each of our Named Executive Officers, (iii) all of our current directors and executive officers as a group and (iv) based on information available to us and a review of statements filed with the SEC pursuant to Section 13(d) and 13(g) of the Securities Act of 1934, as amended (the “Exchange Act”), each person or entity that beneficially owns (directly or together with affiliates) more than 5% of the Common Stock. We believe that each individual or entity named has sole investment and voting power with respect to shares of Common Stock indicated as beneficially owned by them, except as otherwise noted.

	Common Stock Beneficially Owned (1)	Percentage Ownership (1)
Directors and Named Executive Officers:
Frederick E. Purches (2)	167,000	*
Frank A. Buttacavoli (3)	936,666	4.5%
Raymond J. Balsys (4)	105,000	*
Anthony D’Agostino (5)	80,000	*
Esther Egozi Choukroun (6)	75,000	*
Glenn Gopman (7)	165,000	*
Robert Mitzman (8)	75,600	*
All Current Directors and Executive Officers as a Group (7 Persons)(9)	1,604,266	7.5%
Other Principal Stockholders, based on the most recent filings available to the Company:
Garcia Group (10)	4,210,527	19.2%
Glenn H. Nussdorf (11)	2,049,013	9.9%
Dimensional Fund Advisors, Inc. (12)	1,520,451	7.3%

———————

*

Under one percent (1%).

(1)

Calculated pursuant to Rule 13d-3 of the Exchange Act. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. As of January 26, 2012, we had 20,769,362 shares of Common Stock outstanding.

(2)

Includes (a) immediately exercisable options to purchase 25,000 shares of Common Stock under his employment agreement dated April 1, 2010, and (b) immediately exercisable options to purchase 50,000 shares of Common Stock under the amendment to his executive employment agreement, dated May 18, 2011.

(3)

Includes immediately exercisable options to purchase 66,666 shares of Common Stock under his employment agreement, dated as of June 5, 2009.

(4)

Includes (a) immediately exercisable options to purchase 60,000 shares of Common Stock under his employment agreement, dated July 26, 2007, (b) immediately exercisable options to purchase 20,000 shares of Common Stock under his employment agreement, dated April 1, 2010, and (c) immediately exercisable options to purchase 12,500 shares of Common Stock under his employment agreement, dated August 1, 2011.

(5)

Includes immediately exercisable options to purchase 75,000 shares of Common Stock.

(6)

Includes immediately exercisable options to purchase 60,000 shares of Common Stock.

(7)

Includes immediately exercisable options and warrants to purchase 75,000 and 10,000 shares of Common Stock, respectively.

(8)

Includes (a) immediately exercisable options to purchase 45,000 shares of Common Stock, and (b) 600 shares of Common Stock owned by Mr. Mitzman’s son. Mr. Mitzman disclaims beneficial ownership of the shares owned by his son, except to the extent of any pecuniary interest in such shares.

 (9)

Includes our current executive officers and directors. Includes immediately exercisable options and warrants to purchase 489,166 and 10,000 shares of Common Stock, respectively.

(10)

Based on a Schedule 13D filed with the SEC on December 23, 2011, modified based on the vesting schedule of the warrants, by that certain group comprised of JM-CO Capital Fund, LLC, Irrevocable Trust for Victor Garcia, Jacqueline Marie Garcia, Jacavi Investments, LLC, Carolina Marie Garcia 2006 Family Trust, Jacqueline Marie Garcia 2006 Family Trust, Carolina Marie Garcia and Aqua Capital Fund, LLC (the “Garcia Group”). Includes (i) 2,718,728 shares owned by JM-CO Capital Fund, LLC, of which Jacqueline Marie Garcia acts as Manager, (ii) 86,799 shares owned by Jacavi Investments, LLC, of which Jacqueline Marie Garcia is the Manager, (iii) 190,000 shares owned by Aqua Capital Fund, LLC, of which Jacavi Investments, LLC is the Manager, (iv) immediately exercisable warrants to purchase 405,000 shares of Common Stock held by the Carolina Marie Garcia 2006 Family Trust, (v) immediately exercisable warrants to purchase 405,000 shares of Common Stock held by the Jacqueline Marie Garcia 2006 Family Trust, and (vi) immediately exercisable warrants to purchase 405,000 shares of Common Stock held by the Irrevocable Trust for Victor Garcia. The Garcia Group expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares other than the shares owned of record by such reporting person. The address of these reporting persons is 200 S. Biscayne Blvd., Suite 1000, Miami, FL 33131.

(11)

Based on a Schedule 13D filed with the SEC on January 25, 2012. The address of this reporting person is 2060 Ninth Avenue, Ronkonkoma, NY 11719.

(12)

Based on a Schedule 13G/A filed with the SEC on February 11, 2011. The address of this reporting person is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Related Party Transactions

Transactions with related parties, including, but not limited to, members of the Board of Directors, are closely monitored by management and any unusual trends or issues are brought to the attention of our Audit Committee and Board of Directors. In the event a transaction with a member of the Board of Directors is contemplated, the director having a beneficial interest in the transaction is not allowed to participate in the decision-making and approval process. The policies and procedures surrounding the review, approval or ratification of related party transactions are not in writing; nevertheless, such reviews, approvals and ratifications of related party transactions are documented in the minutes of the meetings of the Board of Directors.

Perfumania Holdings, Inc.

The majority shareholders of Perfumania Holdings, Inc., the parent company of Perfumania, Inc. (“Perfumania”), held an approximately 9.9% ownership interest in the Company at March 31, 2011, and accordingly, transactions with Perfumania are related party transactions.

	Year Ended March 31,
(in millions)	2011	2009	2008

Sales to Perfumania	$47.5	$37.6	$41.5

During the fiscal years ended March 31, 2011, 2010 and 2009, we had sales of approximately $47.5 million, $37.6 million, and $41.5 million, respectively, to Perfumania, which represented 39%, 25%, and 27%, respectively, of our sales. Perfumania is one of our largest customers and transactions with them are closely monitored by management, and any unusual trends or issues are brought to the attention of our Audit Committee and Board of Directors. Perfumania offers us the opportunity to sell our products in approximately 360 retail outlets and our terms with Perfumania take into consideration the relationship existing between the companies for approximately twenty years. Pricing and terms with Perfumania reflect (a) the volume of Perfumania’s purchases, (b) a policy of no returns from Perfumania, (c) minimal spending for advertising and promotion, (d) exposure of our products provided in Perfumania’s store windows, and (e) minimal distribution costs to fulfill Perfumania orders shipped directly to their distribution center.

While our invoice terms to Perfumania are stated as net ninety (90) days, for more than fifteen years, management has granted longer payment terms taking into consideration the factors discussed above. We evaluate the credit risk involved, which is determined based on Perfumania’s reported results and comparable store sales performance. Management monitors the account activity to ensure compliance with their limits.

Net trade accounts receivable owed by Perfumania to us amounted to $12.7 million and $10.5 million at March 31, 2011 and 2010, respectively. Trade accounts receivable from Perfumania are non-interest bearing, and are paid in accordance with the terms established by the Board of Directors.

We continue to evaluate our credit risk and assess the collectability of the Perfumania receivables. Perfumania’s reported financial information, as well as our payment history with Perfumania, indicates that, historically, their first quarter ending approximately April 30, is Perfumania’s most difficult operating quarter as is the case with most U.S. based retailers. We have, in the past, received significant payments from Perfumania during the last three months of the calendar year, and have no reason to believe that this will not continue. Based on our evaluation, no allowances have been recorded as of March 31, 2011, and 2010. We will continue to evaluate Perfumania’s financial condition on an ongoing basis and consider the possible alternatives and effects, if any, on us.

Quality King Distributors, Inc.

The majority shareholders of Perfumania Holdings, Inc., are also the majority owners of Quality King Distributors, Inc. (“Quality King”). Accordingly, transactions with Quality King are related party transactions.

	Year Ended March 31,
(in millions)	2011		2010	2009

Sales to Quality King	$	―	$9.1	$—

During the fiscal year ended March 31, 2010, we had sales of approximately $9.1 million to Quality King, which represented 6% of our sales. During the fiscal years ended March 31, 2011 and 2009, we had no sales to Quality King. Similar to Perfumania, Quality King’s transactions are closely monitored by management, and any unusual trends or issues are brought to the attention of our Audit Committee and Board of Directors. Pricing and terms with Quality King reflect (a) the volume of Quality King’s purchases, (b) a policy of no returns from Quality King, (c) minimal spending for advertising and promotion, and (d) minimal distribution costs to fulfill Quality King orders shipped directly to their distribution center.

Our invoice terms to Quality King are stated as net ninety (90) days. We evaluate the credit risk involved, which is determined based on a credit review of Quality King’s results and credit references. Management monitors the account activity to ensure compliance with their limits.

Net trade accounts receivable owed by Quality King were $0 at March 31, 2011 and 2010. Trade accounts receivable from Quality King are non-interest bearing, and are paid in accordance with the terms established by the Board of Directors.

Jacavi Beauty Supply, LLC

In addition to sales to Perfumania and Quality King, we sold a number of our products to Jacavi Beauty Supply, LLC (“Jacavi”), a fragrance distributor. Jacavi’s managing member is Rene Garcia. Rene Garcia owns approximately 8.4% of the outstanding stock of Perfumania Holdings, Inc. as of March 31, 2011, and is one of the principals of Artistic Brands Development, LLC. Also, on June 14, 2010, certain persons related to Mr. Garcia, the Garcia Group, acquired 2,718,728 shares of our common stock and filed a Schedule 13G with the SEC on June 23, 2010. In that filing, the Garcia Group reported having beneficial ownership of a total of 2,995,527 shares, or approximately 14.7% of our outstanding shares as of June 14, 2010 (equivalent to 14.5% as of March 31, 2011), excluding warrants owned by the Garcia Group. On March 4, 2011, the Garcia Group replaced their original joint filing by jointly filing a Schedule 13D.  On December 28, 2011, the Garcia Group filed an Amendment No. 1 to their March 4, 2011 Schedule 13D filing. Other than the addition of certain warrants to purchase shares, which vested between the initial and subsequent filing dates, there were no changes in beneficial share ownership included in the updated joint filings. Transactions with Jacavi are related party transactions.

	Year Ended March 31,
(in millions)	2011	2010	2009

Sales to Jacavi	$3.7	$3.0	$—

During the fiscal year ended March 31, 2011 and 2010, we had net sales of $3.7 million and $3.0 million, respectively, to Jacavi. As of March 31, 2011 and 2010, net trade account receivables from Jacavi were $0 and $0.4 million, respectively. Trade accounts receivable from Jacavi are non-interest bearing, and are paid in accordance with the terms established by the Board of Directors. The credit risks for Jacavi are similar to Perfumania. Invoice terms to Jacavi range from 0 to 60 days. Management closely monitors all developments with respect to its extension of credit to Jacavi. During the fiscal year ended March 31, 2009, we had no sales to Jacavi.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of (1) Forms 3 and 4 and amendments to each form furnished to us pursuant to Rule 16a-3(e) under the Securities Exchange Act of 1934, as amended, during our fiscal year ended March 31, 2011, (2) any Forms 5 and amendments to such forms furnished to us with respect to our fiscal year ended March 31, 2011, and (3) any written representations referred to us in subparagraph (b)(1) of Item 405 of Regulation S-K under the Securities Exchange Act of 1934, as amended, there was a Form 4 for each of Messrs. D’Agostino, Gopman, Mitzman and Ms. Egozi Choukroun relating to a stock option grant on October 12, 2010, that was inadvertently filed late. The failure to timely report the above transactions was inadvertent and, as soon as the oversight was discovered, the Form 4s were promptly filed. Other than as provided above, to the best of our knowledge, all required Section 16 reports by our directors, executive officers and beneficial owners of more than 10% of our common stock, were filed on time.

PROPOSAL NO. 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors has selected Marcum as our independent registered public accounting firm for the fiscal year ending March 31, 2012. Marcum has served as our independent certified public accounting firm since September 2007. Representatives of Marcum will be present at the Annual Meeting and will be given the opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions.

The aggregate fees billed by Marcum for fiscal years 2011 and 2010 are as follows:

	Fiscal Year Ended March 31,
	2011	2010

Audit Fees (a)	$370,573	$574,755
All Other Fees (b)	28,822	20,222

———————

(a)

“Audit Fees” consist of fees billed for professional services rendered in connection with the audit of our consolidated annual financial statements, and the review of our interim consolidated financial statements included in quarterly reports.

(b)

“All Other Fees” consist of fees billed for professional services rendered in connection with Marcum’s audit of our 401(k) Plan.

The Audit Committee has considered and has agreed that the provision of services as described above are compatible with maintaining Marcum’s independence. The Audit Committee pre-approves the engagement of the audit of our 401(k) Plan and Marcum for all significant professional services. The Audit Committee has delegated the pre-approval authority to the Chairman of the Audit Committee, who evaluates and approves the particular engagement prior to the commencement of services. All services and fees were approved by the Audit Committee. In fiscal years 2011 and 2010, no services provided to the Company by Marcum were approved by the Audit Committee after services were rendered pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X (which provides for a waiver of the otherwise applicable pre-approval requirement if certain conditions are met).

Audit Committee Report

Management and the independent auditors are responsible for planning and conducting audits and determining that the Company’s financial statements are complete and accurate and are in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee’s responsibilities include reviewing the following with Company management, its finance staff, and the independent auditors: (i) analyses and reports prepared by management and the independent auditors of significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, (ii) the quality and adequacy of the Company’s internal controls and management’s assessment thereof, (iii) major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditors or management, (iv) the results of the audit, any problems or difficulties the independent auditors may have encountered, changes in scope of the audit and any management letters provided by the independent auditors and the Company’s response thereto, and (v) any legal and regulatory matters that may have a material impact on the Company’s financial statements. The Audit Committee is also responsible for reviewing the independence of the Company’s independent accountants and selecting, appointing and compensating the firm of independent accountants the Company retains and any appropriate action to ensure the accountants’ independence.

The Audit Committee reviewed and discussed with management and Marcum, the Company’s independent auditors for the fiscal year ended March 31, 2011, the audited financial statements of the Company. The Committee discussed with Marcum the matters Marcum communicated to the Audit Committee under applicable auditing standards, including matters related to the conduct of the audit of the Company’s financial statements required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees.” The Audit Committee received from Marcum the written disclosures and letter from Marcum required by applicable requirements of the Public Company Accounting Oversight Board regarding Marcum’s communications with the Audit Committee concerning independence and discussed with Marcum their independence with the Company, including any relationships that may impact their independence. The Audit Committee considered whether any provision by Marcum of non-audit services to the Company is compatible with maintaining the accountants’ independence and has discussed with Marcum the accountants’ independence.

Based on the review and discussions referred to in this report, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in Parlux Fragrances, Inc.’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011.

Submitted by the Members of the Audit Committee:

Anthony D’Agostino, Chairman; Glenn H. Gopman, Esther Egozi Choukroun, and Robert Mitzman

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE

APPOINTMENT OF MARCUM LLP AS OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2012.

EXPENSE OF SOLICITATION

The cost of soliciting proxies, which also includes the preparation, printing and mailing of the Proxy Statement, will be borne by us. Solicitation will be made by us primarily through the mail. Georgeson Shareholder Communications Corporation, New York, New York, has been retained to assist in the distribution of proxies at an estimated fee of $7,500, plus expenses. Our directors, officers and regular employees may also solicit proxies personally, by telephone or telefax. We will request brokers and nominees to obtain voting instructions of beneficial owners of stock registered in their names and will reimburse them for any expenses incurred in connection therewith.

NO INCORPORATION BY REFERENCE

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we refer you to information previously filed with the SEC that should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC and shall not be deemed to be “Soliciting Material.” In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

PROPOSALS OF STOCKHOLDERS FOR 2012 ANNUAL MEETING

Stockholders who intend to present a proposal for action at our Annual Meeting of Stockholders for the fiscal year ending March 31, 2012, must notify our management of such intention by notice received at our principal executive offices no later than May 11, 2012 for such proposal to be included in our proxy statement and form of proxy relating to such annual meeting. Proposals received after May 11, 2012 shall be considered untimely. Additionally, we must receive notice of any shareholder proposal to be submitted at the 2012 Annual Meeting of Stockholders (but not required to be included in our proxy statement) by July 27, 2012 or such proposal will be considered untimely pursuant to Rule 14a-4 and Rule 14a-5(e) under the Exchange Act.

FINANCIAL STATEMENTS

Our Annual Report to Stockholders for the year ended March 31, 2011 is being delivered with the Notice of Annual Meeting and Proxy Statement to our stockholders.

HOUSEHOLDING

Regulations regarding the delivery of copies of proxy materials and annual reports to stockholders permit us, banks, brokerage firms and other nominees to send one annual report and proxy statement to multiple stockholders who share the same address under certain circumstances. This practice is known as “householding.” Stockholders who hold their shares through a bank, broker or other nominee may have consented to reducing the number of copies of materials delivered to their address. In the event that a stockholder wishes to revoke a “householding” consent previously provided to a bank, broker or other nominee, the stockholder must contact the bank, broker or other nominee, as applicable, to revoke such consent. If a stockholder wishes to receive a separate Proxy Statement or Annual Report for this year or in the future, we will promptly deliver a separate copy to such stockholder that contacts us by mail at Parlux Fragrances, Inc., Attn: Corporate Secretary of the Company, 5900 N. Andrews Avenue, Suite 500, Fort Lauderdale, Florida 33309 or by telephone at: (954) 316-9008. Any stockholders of record sharing an address who now receive multiple copies of our annual reports and proxy statements and who wish to receive only one copy of these materials per household in the future should also contact our Corporate Secretary by mail or telephone as instructed above. Any stockholders sharing an address whose shares of common stock are held by a bank, broker or other nominee who now receive multiple copies of our annual reports and proxy statements, and who wish to receive only one copy of these materials per household, should contact the bank, broker or other nominee to request that only one set of these materials be delivered in the future.

OTHER MATTERS

The Board of Directors knows of no matters that are expected to be presented for consideration at the Annual Meeting which are not described herein. However, if other matters properly come before the meeting, it is intended that the person named in the accompanying proxy will vote thereon in accordance with his best judgment.

PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IN THE UNITED STATES. A PROMPT RETURN OF YOUR PROXY CARD WILL BE APPRECIATED AS IT WILL SAVE THE EXPENSE OF FURTHER MAILINGS.

By Order of the Board of Directors,

Frederick E. Purches
Chairman and Chief Executive Officer

Fort Lauderdale, FL

January 27, 2012

PARLUX FRAGRANCES, INC.	PROXY

Proxy for Annual Meeting of Stockholders to be Held on Wednesday, February 29, 2012

(THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY)

The undersigned stockholder of Parlux Fragrances, Inc. (the “Company”) acknowledges receipt of the Notice of the Annual Meeting of Stockholders and the accompanying Proxy Statement for the 2011 Annual Meeting and, revoking all prior proxies, hereby appoints Messrs. Frederick E. Purches and Raymond J. Balsys with full power of substitution as proxy to vote all the shares of Common Stock of the Company owned or held by the undersigned on January 20, 2012 at the 2011 Annual Meeting of Stockholders to be held at The Westin Fort Lauderdale, 400 Corporate Drive, Executive Room, 2nd Floor, Fort Lauderdale, FL 33334, on Wednesday, February 29, 2012, at 11:00 a.m. Eastern Time or any adjournment or postponement hereof.

Directions to Annual Meeting of Stockholders

If you require directions to the Annual Meeting, you may contact the Office of our Corporate Secretary by calling (954) 316-9008 or visit our website at www.parlux.com

This Proxy should be dated, signed by the stockholder(s) exactly as the name appears on the envelope in which this material was mailed, and returned at the earliest convenience in the enclosed return envelope. Persons signing in a fiduciary capacity should so indicate.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at http://www.parlux.com.

Continued and to be signed on reverse side

1.

Election of Directors to a term of office expiring at the Annual Meeting of Stockholders for the fiscal year ending March 31, 2012 or until their respective successors are duly elected or qualified.

2. Ratification of the appointment of Marcum LLP, as our independent registered public accounting firm, for the fiscal year ending March 31, 2012.
	FOR	WITHHELD	FOR ☐	AGAINST ☐	ABSTAIN ☐
(01) Frederick E. Purches	☐	☐
(02) Anthony D’Agostino	☐	☐
(03) Esther Egozi Choukroun	☐	☐
(04) Glenn H. Gopman	☐	☐
(05) Robert Mitzman	☐	☐

☐ For all nominees listed above, except as noted below:
________________________________________________

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

Date	(Stockholder’s signature)

(Stockholder’s signature)